Exhibit 10.1

Michael T. Flavin, PhD

Chief Executive Officer

Advanced Life Sciences, Inc.

1440 Davey Rd.

Woodridge, IL.  60517

December 21, 2007

Dear Dr. Flavin:

Let this letter serve as an amendment to The Leaders Bank existing Line of Credit facility to Advanced Life Sciences, Inc. under the following terms and conditions:

Amount:	$4,000,000

Term:

24 Months. Principal shall be due and payable in one lump sum on Maturity Date (see below). The line of credit will include a revolving feature to it. In addition, the Leaders Bank hereby agrees to waive all rights to call this debt upon Demand except if an event of default exists as described in the loan documents.

Maturity
Date:	January 1, 2010

Interest
Rate:	Leaders Bank Prime minus .75%, floating with a floor of 6.25% and a ceiling of 8%.

Other:	All other terms and conditions (collateral, covenants, and subordinations) shall remain substantially the same as the terms agreed to in the current loan agreement scheduled to mature on 1-1-2008.

If this amendment is acceptable to you, please indicate your approval by signing in the space provided below.

Sincerely,

.
/s/ James E. Lynch	Michael T. Flavin
James E. Lynch	Michael T. Flavin, Ph.D.
President & CEO	Advanced Life Sciences, Inc.
The Leaders Bank	Chief Executive Officer